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                                  EXHIBIT 2(l)

                       OPINION OF DECHERT PRICE & RHOADS
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                                                                   Exhibit 2(l)

                      [DECHERT PRICE & RHOADS LETTERHEAD]

Pilgrim America Prime Rate Trust
Two Renaissance Square
40 North Central Avenue, Suite 1200
Phoenix, AZ 85004-4424


        Re:  Pilgrim America Prime Rate Trust
             (File Nos. 333-12123 and 811-5410)

Dear Sir or Madam:

        We have acted as counsel for Pilgrim America Prime Rate Trust (the "Trust") in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Trust's Agreement and Declaration of Trust and its By-laws, and are familiar with the Trust's proceedings in connection with the authorization of the issuance by the Trust to the holders (the "Holders") of the Trust's shares of beneficial interest, with no par value (the "Common Shares"), and of non-transferable rights entitling the Holders to subscribe for Common Shares (the "Shares") as contemplated by the Registration Statement. In rendering this opinion, we have also made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

        Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to all references to our firm under the caption "Legal Matters."


                                                    Very truly yours,


                                                    /s/ Dechert Price & Rhoads
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